                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                             OF CCFNB BANCORP, INC.

1.       The name of the corporation is CCFNB Bancorp, Inc.

2. The registered address of the corporation in the Commonwealth of Pennsylvania is 232 East Street, Bloomsburg, Pennsylvania, 17815, Columbia County.

3. The purpose or purposes of the corporation are too have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law and under any corresponding provisions of succeeding law.

4. The corporation shall have authority to issue five million (5,000,000) shares of common stock, par value $1.25 per share, and one million (1,000,000) shares of preferred stock, par value $1.25 per share.

         The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of preferred stock in one or more classes or series not exceeding the aggregate number of shares of preferred stock authorized by these Amended and Restated Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable thereto, including, without limiting the generality of the foregoing, the voting rights applicable to any class or series (which may be any whole or fractional number of votes per share, and which may be applicable generally or only upon stated matters, events or conditions); the rate of dividend to which holders of preferred stock of any class or series may be entitled (which may or may not be cumulative and/or participating); the rights of holders of preferred stock of any series in the event of liquidation, dissolution or winding up of the affairs of the corporation or other circumstances; the rights, if any, of holders of preferred stock of any class or series to convert or exchange such shares of preferred stock for shares of any other class of capital stock of this corporation or any other entity or to convert or exchange such preferred stock for any other form of property (including in each case the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable); the rights to redeem any class or series of preferred stock (which may be mandatory at a fixed time or upon the occurrence of specified event, or it may be optional on the part of the corporation and/or the shareholder).

         Unless otherwise provided by law or in a resolution or resolutions establishing a particular class or series of preferred stock, the aggregate number of authorized shares of preferred stock may be increased by an amendment to these Amended and Restated Articles of Incorporation approved solely by the holders of common stock and of any preferred stock which is entitled pursuant to its voting rights designated by the Board of Directors, to vote thereon, if at all, voting together as a class.

         The Board of Directors shall be entitled to increase or decrease the number of shares previously designated by the Board of Directors to a series of preferred stock without prior shareholder approval.

         Before the corporation shall issue any shares of preferred stock of any class or series, a certificate, setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the attributes of such class or series shall be filed in the manner prescribed by the laws of the Commonwealth of Pennsylvania.

7. Cumulative voting shall not exist with respect to the election of directors.

8. The holders of common and preferred stock shall have no preemptive right to subscribe for or purchase any shares (or any option, warrant or other optional rights or securities having conversion or option or purchase rights with respect to any shares) issued or sold by the corporation for cash or any other form of consideration.

9. Any issued and outstanding shares of common and preferred stock of the corporation that are acquired by the corporation shall be deemed to be issued but not outstanding, except that the Board of Directors may, by resolution, restore any or all of such issued but not outstanding shares to the status of authorized but unissued shares, and may thereafter reissue those shares.

10. Shares of the common and preferred stock may be issued at a price determined by the Board of Directors or the Board of Directors may set a minimum price or establish a formula or method by which the price may be determined. Consideration for shares may consist of money, obligations (including an obligation of a shareholder), services performed, whether or not contracted for, contracts for services to be performed, shares or other securities or obligations of the issuing business corporation, or any other tangible or intangible property or benefit to the corporation. If shares are issued for other than money, the value of the consideration shall be determined by or in a manner provided by the Board of Directors. Consideration for shares shall be provided or paid to the corporation or as ordered by the Board of Directors.

11.      Limitation of Directors' Liability

11.1 No director of the corporation shall be personally liable for monetary damages as such for any action taken or any failure to take any action unless:
(a) the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this
Article 11 shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

11.2 Indemnification and Insurance

         (a)      Indemnification of Directors and Officers.

                  (i) Each Indemnitee (as defined below) shall be indemnified and held harmless by the corporation for all actions taken by him or her and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined below). No indemnification pursuant to this
                           Article 11 shall be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self dealing, willful misconduct or recklessness.

                  (ii) The right to indemnification provided in this Article 11 shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by the corporation in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law; provided that, if Pennsylvania law continues so to require, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Article 11 or otherwise.

                  (iii) Indemnification pursuant to this Article 11 shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

                  (iv) For purposes of this Article 11, (A) "Indemnitee" shall mean each director or officer of the corporation who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving in any capacity at the request or for the benefit of the corporation as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise; and (B) "Proceeding" shall mean any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the corporation), whether civil, criminal, administrative, investigative or through arbitration.

         (b) Indemnification of Employees and Other Persons. The corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees. To the extent that an employee or agent of the corporation has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter herein, the corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (c) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses provided in this Article 11 shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws, agreement, vote of shareholders or directors, or otherwise.

         (d) Insurance. The corporation may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person under Pennsylvania or other law. The corporation may also purchase and maintain insurance to insure its indemnification obligations whether arising hereunder or otherwise.

         (e) Fund for Payment of Expenses. The corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise may secure in any manner its indemnification obligations, whether arising hereunder, under the Bylaws, by agreement, vote of shareholders or directors, or otherwise.

11.3     Amendment

         The provisions of this Article 11, relating to the limitation of directors' liability, to indemnification and to the advancement of expenses shall constitute a contract between the corporation and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as specifically provided in this Article 11. Notwithstanding any other provision of these Articles relating to their amendment generally, any repeal or amendment of this Article 11 which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not reduce any limitation on the personal liability of a director of the corporation, or limit the rights of an Indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Articles, no repeal or amendment of these Articles shall affect any and all of this
         Article 11 so as either to reduce the limitation of directors' liability or limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the directors of the corporation then serving, or (b) the affirmative vote the majority of the holders of the common stock; provided that no such amendment shall have retroactive effect inconsistent with the preceding sentence.

11.4     Changes in Pennsylvania Law

         References in this Article 11 to Pennsylvania law or to any provision thereof shall be to such law as it existed on the date this Article 11 was adopted or as such law thereafter may be changed; provided that (a) in the case of any change which expands the liability of directors or limits the indemnification rights or the rights to advancement of expenses which the corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Article 11 shall continue as theretofore to the extent permitted by law; and (b) if such change permits the corporation without the requirement of any further action by shareholders or directors to limit further the liability of directors (or limit the liability of officers) or to provide broader indemnification right or rights to the advancement of expenses than the corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

12. Subchapters G and H of Chapter 25 of the Pennsylvania Business Corporation Law, or any corresponding provisions of succeeding law, shall not be applicable to the corporation.

13. (a) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

                  (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of this corporation;

                  (ii) Whether a more favorable price could be obtained for this corporation's securities in the future;

                  (iii) The social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

                  (iv) The value of the securities (if any) which the offeror is offering in exchange for this corporation's securities, based on an analysis of the worth of the offeror or other entity whose securities are being offered;

                  (v) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located; and

                  (vi) Any antitrust or other legal and regulatory issues that are raised by the offer.

         (b) If the Board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror's securities; selling or otherwise issuing authorized but unissued securities or granting options or warrants with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

14. The power to make, alter, amend and repeal the By-laws is expressly vested in the Board of Directors, subject however to the right of the shareholders to change such action by the affirmative vote of a majority of the outstanding shares of the common and preferred stock of the corporation.

15. No merger, consolidation, liquidation or dissolution of this corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this corporation shall be valid unless first approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the common and preferred stock of the corporation. This
Article 15 may not be amended unless first approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the common and preferred stock of the corporation.

16. Control Events.

         (a) It is the declared intent and policy of this corporation and its shareholders that control of this corporation is an asset that belongs to all shareholders of this corporation and that no shareholder should have, either directly or indirectly, beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the common or preferred stock of the corporation. Therefore, to carry out the aforementioned intent and policy, this corporation and its shareholders approve and adopt this Article 16.

         (b) When any person is determined by the Board of Directors to be the beneficial owner, either directly or indirectly, of twenty-five percent (25%) or more of the outstanding shares of the common or preferred stock of the corporation (the "Substantial Shareholder"), then the Board of Directors may issue in its sole discretion on a pro rata basis to those shareholders of the corporation who are not affiliated with the Substantial Shareholder warrants to purchase additional shares of the common stock of this corporation at a purchase price equivalent to fifty percent (50%) of the average transaction price of all purchases and sales of the common stock of this corporation that occurred during the previous twelve-month period and that are known by the Board of Directors. Such warrants shall be issued without any consideration, shall not be assignable and shall expire six
                  (6) months from the date of their issuance. The Board of Directors shall have the sole discretion in the determination of the number of shares of common stock of this corporation that may be purchased pursuant to such warrants.

         (c) The Board of Directors may use, but is not necessarily limited to, the following indicia to determine "beneficial ownership": the effect of stock ownership by a person's spouse and minor children; ownership of shares held by a corporation or foundation of which a Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder's ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants; grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settlor of a trust of which part or all of the corpus is shares of the common stock or preferred stock or both of this corporation; and stock dividends.

         (d) "Affiliate" of, or a person "affiliated" with, the Substantial Shareholder, is a person that directly, indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Substantial Shareholder.

         (e) "Person" means an individual, corporation, partnership, association, joint stock company, syndicate, trust where the interest of the beneficiaries are evidenced by a security, an unincorporated organization, group of persons acting in consort, or any other entity. "Person" does not mean the Board of Directors of this corporation acting collectively in its capacity as the Board of Directors. "Person" does include an individual who is a member of the Board of Directors.

         (f) This Article 16 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common and preferred stock of this corporation.